Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS RECORD SECOND QUARTER

EARNINGS ON CONTINUED VOLUME STRENGTH

•	Net income was $15.1 million, up $10.0 million, or 196%, compared to the second quarter of 2009.

•	Diluted earnings per share was $0.33, the sixth consecutive quarter of year-over-year improvement and significantly higher than the $0.12 diluted earnings per share in the second quarter of 2009.

•	Net sales increased $65.1 million, or 40%, compared to last year. Volumes increased 16% year-over-year.

•	Segment operating profit was $22.2 million, an increase of $10.6 million over the second quarter of 2009.

•	Included in the second quarter of 2010 was a net non-operating gain of $2.1 million primarily related to the gain on the dissolution of a joint venture, partially offset by an asset impairment charge.

FAIRLAWN, OHIO, June 29, 2010—OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $15.1 million, or $0.33 per diluted share, for the second quarter ended May 31, 2010, compared to net income of $5.1 million, or $0.12 per diluted share, for the second quarter of 2009. Included in the second quarter of 2010 was a net non-operating gain of $2.1 million, compared to a net non-operating expense of $0.8 million in the second quarter of 2009.

Net sales increased $65.1 million, or 40.4%, to $226.4 million for the second quarter of 2010, compared to $161.3 million for the second quarter of 2009. The second quarter increase in net sales was the result of improved volumes of $25.6 million, higher selling prices of

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$37.5 million and favorable foreign currency translation effects of $2.0 million. Gross profit improved to $47.2 million, with margins of 20.8%, in the second quarter of 2010, compared to $40.0 million and margins of 24.8% in the second quarter of 2009. While gross profit dollars improved by 18%, the decline in gross profit margin was primarily due to higher raw material costs and product mix, partially offset by higher selling prices.

“OMNOVA’s record second quarter reflects the fundamental improvements we have made in our Company and improving economic conditions. We have made significant progress on many fronts, including the introduction of numerous innovative products, penetration into new, adjacent markets, the continued globalization of our business and aggressive productivity gains and cost reductions,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“This is the sixth consecutive quarter of year-over-year earnings improvement and the third consecutive quarter of volume improvement. The volume expansion was broad based as both of our segments achieved over 15% volume growth in the quarter. Paper and specialty chemicals, domestic laminates and our Asian businesses led the year-over-year improvement. After spending several years improving our business model and cost structure in the face of reduced market demand, we have strong operating leverage as volumes outpaced last year’s levels,” McMullen added.

Selling, general and administrative expenses in the second quarter of 2010 were $25.6 million, or 11.3% of sales, compared to $25.7 million, or 15.9% of sales, in the second quarter of 2009. Due to the Company’s focused ongoing efforts in controlling costs, selling, general and administrative expenses remained flat while sales volumes increased 16% year-over-year.

Interest expense in the second quarter of 2010 was $1.9 million, a decrease of $0.1 million compared to the second quarter of 2009, as a result of lower average debt. The weighted average cost of borrowing during the second quarter of 2010 was 4.5%, compared to 4.4% during the second quarter of 2009.

The Company’s tax expense for the second quarter of 2010 was $0.9 million, compared to $0.5 million in the second quarter of 2009. The consolidated tax rate is substantially lower than the statutory rate due primarily to the utilization of domestic federal net operating loss carryforwards. The Company has approximately $131.8 million of domestic federal net operating loss carryforwards, with expiration dates between 2021 and 2030.

The Company’s net debt (total debt less cash) was $102.1 million at May 31, 2010, a decrease of $6.2 million during the quarter. Debt of $144.1 million was comprised of a term loan facility with $141.6 million outstanding maturing in 2014 and $2.5 million of short-term debt

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in the Asian businesses. On May 31, 2010, there was no outstanding debt on the Company’s revolving asset-based credit facility and available borrowing capacity was $81.9 million. The quarter-end consolidated cash balance was $42.0 million. Total liquidity, comprised of unused borrowing capacity and cash on hand, was $123.9 million.

Performance Chemicals—Net sales during the second quarter of 2010 increased 59.3%, to $138.6 million, compared to $87.0 million in the second quarter of 2009. The improvement was driven by volume increases of $13.7 million or 15.7%, higher selling prices of $37.5 million and foreign currency translation effects of $0.4 million. Segment operating profit was $26.7 million for the second quarter of 2010 as compared to $11.4 million in the second quarter of 2009, an increase of $15.3 million. The year-over-year operating profit improvement was driven by the higher volumes, selling price increases which were partially offset by higher raw material costs of $37.0 million, and a continued focus on lowering operating costs. The segment also recorded a gain of $9.7 million related to the dissolution of the RohmNova joint venture between the Company and the Rohm and Haas Company. The joint venture was dissolved due to the acquisition of the Rohm and Haas Company by The Dow Chemical Company.

During the quarter, paper and specialty volumes increased significantly as compared to a year ago, while carpet volumes were down. The Company’s industry-leading technology led to new business wins in most of its markets. May was the tenth consecutive month of year-over-year volume growth as the general markets continued to recover. Also, several customers are now operating production lines that had been idled in 2009. Additionally, as previously announced on May 17, 2010, the Company completed the acquisition of The Dow Chemical Company’s hollow sphere plastic pigment product line, which serves the paper market. This acquisition was immaterial to the second quarter operating results.

Decorative Products—Net sales were $87.8 million during the second quarter of 2010, an increase of $13.5 million, or 18.2%, compared to the second quarter of 2009. Sales improved in six of the segment’s seven product categories, with the strongest growth coming from the domestic laminates and Asian businesses. Volumes grew for the second consecutive quarter after reaching historical lows in 2009. Segment operating loss was $4.5 million in the second quarter of 2010, compared to income of $0.2 million for the second quarter of 2009. Included in the loss was a non-cash impairment charge of $6.2 million related to a write-down of manufacturing assets that support the domestic coated fabrics and wallcovering product lines, reflecting the transfer of certain products to other Company facilities to better meet customer demand and weaker market conditions for commercial wallcovering. Excluding the impairment charge, Decorative Products generated second quarter operating profit of $1.7 million and year-over-year operating profit

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improvement for the fourth consecutive quarter. This improvement has been driven by significant cost reduction actions, new product introductions, improved productivity and higher volumes in the Decorative Laminates and Asian coated fabrics businesses.

On May 20, 2010, the Columbus, Mississippi United Steelworkers Local 748-L voted against ratification of a new contract proposal and subsequently went on strike on May 21, 2010. The financial impact of the work stoppage was immaterial in the second quarter. The Company’s salary workforce and contract workers have been successful in operating the plant and meeting customers’ requirements. The Company is focused on improving the competitive position of the plant while providing competitive wages and benefits to the Columbus workforce. Higher operating costs have been incurred to-date in the third quarter. Should the work stoppage continue to the end of the third quarter, the Company anticipates an adverse impact on earnings of $0.06 to $0.08 per share.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, June 30, 2010, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, July 21, 2010. A telephone replay will also be available beginning at 1:00 p.m. ET on June 30, 2010, and ending at 11:59 p.m, ET on July 21, 2010. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 159033.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit (loss) to consolidated net sales and net income

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing investors with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended May 31,		Six Months Ended May 31,
	2010	2009	2010	2009

Performance Chemicals	$138.6	$87.0	$251.4	$181.6
Decorative Products	87.8	74.3	158.9	139.9

Total Sales	$226.4	$161.3	$410.3	$321.5

Segment Operating Profit (Loss)(1)
Performance Chemicals	$26.7	$11.4	$40.5	$19.2
Decorative Products	(4.5)	.2	(4.6)	(2.7)
Interest expense	(1.9)	(2.0)	(3.7)	(4.2)
Corporate expense	(4.3)	(4.0)	(7.7)	(6.6)

Income Before Income Taxes	16.0	5.6	24.5	5.7
Income tax expense	.9	.5	1.6	.7

Net Income	$15.1	$5.1	$22.9	$5.0

Depreciation and amortization	$5.5	$5.7	$11.0	$11.3
Capital expenditures	$2.4	$1.7	$4.9	$3.1

(1)

Segment operating profit (loss) for the second quarter of 2010 included a gain of $9.7 million related to the dissolution of a joint venture in Performance Chemicals, an asset impairment charge of $6.2 million, $0.4 million of work stoppage costs and a legal settlement of $0.3 million for Decorative Products. Segment operating profit for the second quarter 2009 included restructuring and severance charges of $0.8 million for Decorative Products. Segment operating profit for the first half of 2010 included the Performance Chemicals gain of $9.7 million related to the dissolution of a joint venture, the Decorative Products asset impairment charge of $6.2 million, restructuring and severance costs of $0.2 million for Performance Chemicals and $0.1 million for Decorative Products, and $0.4 million of work stoppage costs and a legal settlement of $0.3 million for Decorative Products. Segment operating profit for the first half of 2009 included restructuring and severance charges of $0.1 million and $1.5 million for Performance Chemicals and Decorative Products, respectively. Also included in segment operating profit for the second quarter and first half of 2009 is a pension curtailment loss of $0.3 million for Performance Chemicals and a gain of $0.7 million for Decorative Products. Management excludes these items when evaluating the results of the Company’s ongoing business.

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address sales, profits, markets, products, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates. Other risks and uncertainties are more specific to the Company’s businesses. The occurrence of such risks and uncertainties and the impact is often not predictable or within the Company’s control. Any such occurrence could adversely affect the Company’s results and, in some cases, such effect could be material.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production; ability to successfully implement productivity enhancement and cost reduction initiatives; unexpected full or partial suspension of plant operations; the Company’s strategic alliance, joint venture and acquisition activities; loss or damage due to acts of war or terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; stock price volatility; governmental legislative and regulatory changes, including changes impacting environmental compliance, pension plans, products and raw materials; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; meeting required pension plan funding obligations; infringement or loss of the Company’s

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intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of the Company’s business and adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation, judgments, settlements or other losses; availability of financing to fund operations at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term borrowing rates.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with last twelve month sales through May 2010 of $785 million and a workforce of approximately 2,300 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2010	2009	2010	2009

Net Sales	$226.4	$161.3	$410.3	$321.5
Cost of goods sold	179.2	121.3	323.1	249.8

Gross Profit	47.2	40.0	87.2	71.7

Selling, general and administrative	25.6	25.7	49.6	48.6
Depreciation and amortization	5.5	5.7	11.0	11.3
Restructuring and severance	—	.8	.3	1.7

Asset impairment	6.2	—	6.2	—
Interest expense	1.9	2.0	3.7	4.2
Other (income) expense, net	(8.0)	.2	(8.1)	.2

	31.2	34.4	62.7	66.0

Income Before Income Taxes	16.0	5.6	24.5	5.7
Income tax expense	.9	.5	1.6	.7

Net Income	$15.1	$5.1	$22.9	$5.0

Income Per Share
Basic net income per share	$.34	$.12	$.51	$.12

Diluted net income per share	$.33	$.12	$.51	$.12

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	May 31, 2010	November 30, 2009
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$42.0	$41.5
Accounts receivable, net	136.0	105.9
Inventories	55.3	37.5
Prepaid expenses and other	4.2	2.4

Total Current Assets	237.5	187.3

Property, plant and equipment, net	128.9	141.9
Trademarks and other intangible assets, net	6.5	4.4
Deferred income taxes	1.1	1.2
Other assets	2.9	3.2

Total Assets	$376.9	$338.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.0	$3.3
Accounts payable	88.3	64.4
Accrued payroll and personal property taxes	13.8	16.4
Employee benefit obligations	2.6	2.6
Deferred income taxes	.9	.9
Other current liabilities	4.0	4.0

Total Current Liabilities	113.6	91.6

Long-term debt	140.1	140.8
Postretirement benefits other than pensions	8.2	8.4
Pension liabilities	62.5	65.4
Deferred income taxes	.9	.9
Other liabilities	14.5	15.8

Total Liabilities	339.8	322.9

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 44.8 million shares and 44.5 million shares issued at May 31, 2010 and November 30, 2009, respectively	4.5	4.4
Additional contributed capital	315.9	314.1
Retained deficit	(197.0)	(219.9)
Treasury stock at cost; 0.1 million shares at May 31, 2010 and November 30, 2009	(.6)	(.4)
Accumulated other comprehensive loss	(85.7)	(83.1)

Total Shareholders’ Equity	37.1	15.1

Total Liabilities and Shareholders’ Equity	$376.9	$338.0